UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 12, 2022

CRESTWOOD EQUITY PARTNERS LP

(Exact name of registrant as specified in its charter)

Delaware	001-34664	43-1918951
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

811 Main Street, Suite 3400

Houston, Texas 77002

(Address of Principal Executive Offices)

(832) 519-2200

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Units representing limited partnership interests	CEQP	New York Stock Exchange
Preferred Units representing limited partner interests	CEQP-P	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Public Offering

On September 12, 2022, Crestwood Equity Partners LP, a Delaware limited partnership (the “Partnership”), entered into an Underwriting Agreement (the “Underwriting Agreement”) with the selling unitholders named in Schedule 1 thereto (the “Selling Unitholders”) and Citigroup Global Markets Inc., as representative of the underwriter named in Schedule 2 thereto (the “Underwriter”), pursuant to which the Selling Unitholders agreed to sell to the Underwriter, and the Underwriter agreed to purchase from the Selling Unitholders, subject to and upon the terms and conditions set forth therein, 11,400,000 common units representing limited partner interests in the Partnership (the “Common Units”) at a price of $26.7097 per Common Unit (the “Public Offering”).

The Selling Unitholders completed the sale of 11,400,000 Common Units to the Underwriter on September 15, 2022. The Selling Unitholders received all of the proceeds from the Public Offering. The Partnership did not receive any proceeds in the Public Offering.

Pursuant to the Underwriting Agreement, the Partnership, the Selling Unitholders and the directors and officers of Crestwood Equity GP LLC have agreed not to sell or otherwise dispose of any Common Units held by them for a period ending 60 days after the date of the final prospectus without first obtaining the written consent of the Underwriter, subject to certain exceptions.

The Public Offering was made pursuant to an effective shelf registration statement on Form S-3 (Registration No. 333-262722), a base prospectus dated February 14, 2022, included as part of the registration statement, and a prospectus supplement, dated September 12, 2022, filed with the U.S. Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act of 1933, as amended (the “Securities Act”).

The Underwriting Agreement includes customary representations, warranties and covenants by the Partnership and the Selling Unitholders and customary obligations of the parties and termination provisions. Additionally, under the terms of the Underwriting Agreement, the Partnership and the Selling Unitholders have agreed to indemnify the Underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriter may be required to make in respect of these liabilities.

The Underwriting Agreement is attached hereto as an exhibit to provide interested persons with information regarding its terms, but is not intended to provide any other factual information about the Partnership or the Selling Unitholders. The representations, warranties and covenants contained in the Underwriting Agreement were made only for purposes of the Underwriting Agreement as of specific dates indicated therein, were solely for the benefit of the parties to the agreement, and may be subject to limitations agreed upon by such parties.

The foregoing description of the terms of the Underwriting Agreement is not complete and is qualified in its entirety by reference to the full text of the Underwriting Agreement, which is attached as Exhibit 1.1 to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference.

Unit Repurchase

In connection with the Public Offering, on September 12, 2022, the Partnership entered into a Common Unit Repurchase Agreement (the “Repurchase Agreement”) with one of the Selling Unitholders, OMS Holdings LLC, a Delaware limited liability company and greater than 5% beneficial owner of the Partnership’s Common Units (“OMS”), providing for the repurchase by the Partnership from OMS, conditioned on the closing of the Public Offering, of 4,600,000 Common Units held by OMS (the “Unit Repurchase”). The price per unit of $26.90 was equal to the price at which the Common Units were sold to the public in the Public Offering. The aggregate purchase price paid by the Partnership was approximately $123.7 million, which the Partnership funded with cash on hand and borrowings under the revolving credit facility of Crestwood Midstream Partners LP, a Delaware limited partnership and wholly owned subsidiary of the Partnership. The Unit Repurchase closed on September 15, 2022 and the Partnership subsequently retired the repurchased Common Units.

The foregoing description of the terms of the Repurchase Agreement is not complete and is qualified in its entirety by reference to the full text of the Repurchase Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated into this Item 1.01 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

1.1*	Underwriting Agreement, dated September 12, 2022, by and among Crestwood Equity Partners LP, Oasis Investment Holdings LLC, OMS Holdings LLC and Citigroup Global Markets Inc., as representative of the underwriter named in Schedule 2 thereto

5.1	Opinion of Vinson & Elkins L.L.P.

8.1	Opinion of Vinson & Elkins L.L.P. relating to tax matters

10.1	Common Unit Repurchase Agreement, dated September 12, 2022, by and between Crestwood Equity Partners LP and OMS Holdings LLC

23.1	Consent of Vinson & Elkins L.L.P. (included in Exhibits 5.1 and 8.1 hereto)

104	Cover Page Interactive Data File (embedded within Inline XBRL document)

*

Schedules and exhibits to this Exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Partnership hereby undertakes to furnish supplemental copies of any of the omitted schedules and exhibits upon request by the SEC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRESTWOOD EQUITY PARTNERS LP

By:	Crestwood Equity GP LLC, its General Partner

By:	/s/ Steven Dougherty
Steven Dougherty
Executive Vice President and Chief Accounting Officer

Dated: September 15, 2022